 Exhibit 99.1

ParkerVision Reports 2024 Results

JACKSONVILLE, Fla., March 24, 2025 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the year ended December 31, 2024.

Year End 2024 Summary and Recent Developments

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The U.S Court of Appeals for the Federal Circuit ("CAFC") overturned  the federal district court's 2022 summary judgement ruling that dismissed the case prior to a jury trial in its patent infringement action against Qualcomm and ended the case.  The CAFC's decision remanded the case back to be reopened in the district court in the Middle District of Florida (Orlando division) for trial.

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A trial date has not yet been set by the district court.  The court has indicated it will set a date for trial following its ruling on remaining outstanding motions, including Qualcomm's motion for a third claim construction hearing, the Company's motion to substitute its technical expert due to serious medical issues, and Daubert motions regarding damages, among others.

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The Company currently has active patent infringement cases in the Western District of Texas against MediaTek, Realtek, Texas Instruments, and NXP Semiconductors with at least two trials expected to commence in the second half of 2025 and one or more trials expected in the first half of 2026.

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The Company filed a cert petition with the U.S. Supreme Court challenging the CAFC's use of Rule 36 orders to uphold decisions of the Patent Trial and Appeal Board ("PTAB") regarding invalidation of patent claims.  The Supreme Court issued its orders list today, denying the Company's petition.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “The most impactful event of 2024 was the Federal Circuit's agreement with ParkerVision's appeal, reversing the Orlando district court's 2022 rulings that had ended our prospect for a jury trial in our patent infringement case against Qualcomm.   This coming May will mark the start of the 12th year since this case was filed as it has faced numerous delays due to, among other things,  patent validity challenges, two years of a pandemic, and, ultimately, a trip to the appellate court.  We are eager to receive the district court's rulings on the remaining pending motions, after which the court has indicated it will hold a pre-trial conference and establish a trial date."

Mr. Parker continued, “We have also made meaningful progress in our patent infringement cases in the Western District of Texas in 2024.   We are anticipating at least two jury trials in the Waco court in the second half of this year, with additional trials scheduled in 2026.  We are confident that juries will find our story compelling as we explain the benefits our innovations brought to the accused infringing wireless products.  In certain cases, we had prior interactions with the defendants that we believe provide a basis for claims of willful infringement."

Commenting on the recent Supreme Court decision on the Company's cert petition, Mr. Parker stated, "We are disappointed with the Supreme Court's decision today, denying our cert petition that raised challenges to the CAFC's use of Rule 36 to affirm PTAB decisions with no written opinion. I am appreciative of the public support received for this petition, including from two former federal circuit judges, as well the number of amicus briefs filed on behalf of this petition by members of the venture capital, startup, intellectual property and national security communities.”

Financial Results

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Net loss for 2024 was $14.5 million compared to  net income of $9.5 million for 2023.  Basic and diluted loss per common share was $(0.16) for 2024, compared to basic and diluted income per common share of $0.11 and $0.08, respectively, in 2023.

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The $24 million decrease in earnings from 2023 to 2024 is primarily the result of  a $25 million decrease in licensing revenue and a $9.5 million non-cash increase in loss from the change in fair value of contingent payment obligations, offset by a $10.5 million decrease in operating expenses.

■	The decrease in revenue and related decrease in operating expenses from 2023 to 2024 is primarily the result of a $25 million license and settlement agreement reached in 2023, as a result of the Company's patent infringement litigation, and corresponding contingent expenses payable to legal counsel recognized in operating expenses.

■	For the years ended December 31, 2024 and 2023, the Company recognized a loss of $9.6 million and $0.1 million, respectively, on the net increase in fair value of its contingent payment obligations. This increase in fair value is the result of changes in significant estimates and assumptions regarding the amounts and timing of projected future proceeds that will be used to repay the contingent obligations. The significant estimates and assumptions in 2024 were impacted in particular by the CAFC decision received in September 2024 that remanded the Qualcomm case back to district court.

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Our long-term liabilities increased by approximately $8.6 million from year-end 2023 to 2024. This increase is the result of a $9.6 million increase in our contingent payment obligations, based on an overall increase in the estimated fair value of those obligations, partially offset by a decrease in outstanding convertible notes as a result of conversions by the holders into shares of common stock during 2024.

●	At December 31, 2024, we had $4.9 million in cash and cash equivalents following a December 2024 equity financing.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings; the potential impact and significance of such proceedings; expectations concerning court rulings, trial dates, and pre-trial motions; the Company’s ability to demonstrate infringement and obtain damages; assumptions regarding willful infringement; the projected value and benefits of the Company’s intellectual property; and statements regarding the scope, scale, or potential results of the Company’s litigation and patent enforcement efforts. Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations, and statements regarding future liquidity, financing activities, and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially. Words such as “believe,” “expect,” “will,” “may,” “are confident,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings; unfavorable court decisions or rulings; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	December 31,
(in thousands)	2024	2023
Cash and cash equivalents	$4,918	$2,560
Prepaid expenses and other current assets	127	95
Intangible assets, net	832	1,055
Other noncurrent assets, net	2	313
Total assets	5,879	4,023

Current liabilities	2,408	2,289
Contingent payment obligations	46,659	37,020
Convertible notes	3,023	3,893
Other long-term liabilities	201	340
Shareholders’ deficit	(46,412)	(39,519)
Total liabilities and shareholders’ deficit	$5,879	$4,023

ParkerVision, Inc.

Summary Results of Operations

	Year Ended
(in thousands, except per share amounts)	December 31,
	2024	2023

Licensing revenue	$-	$25,000
Cost of sales	(229)	(227)
Gross margin	(229)	24,773

Selling, general and administrative expenses	4,262	14,744
Total operating expenses	4,262	14,744

Interest and other income	52	58
Interest expense	(394)	(424)
Change in fair value of contingent payment obligations	(9,639)	(148)
Total interest and other	(9,981)	(514)

Net income (loss)	$(14,472)	$9,515

Basic earnings (loss) per common share	$(0.16)	$0.11
Diluted earnings (loss) per common share	$(0.16)	$0.08

Weighted average shares outstanding - basic	92,150	85,732
Weighted average shares outstanding - diluted	92,150	119,888

ParkerVision, Inc.

Summary of Cash Flows

	Year Ended
(in thousands)	December 31,
	2024	2023
Net cash (used in) provided by operating activities	$(3,216)	$10,791
Net cash used in investing activities	-	(2)
Net cash provided by (used in) financing activities	5,574	(8,338)

Net increase in cash & cash equivalents	2,358	2,451

Cash & cash equivalents - beginning of year	2,560	109

Cash & cash equivalents - end of year	$4,918	$2,560